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                                                                   EXHIBIT 10.11


               Letter From Edgar Mulzer To The Registrant Offering
                   To Purchase Premises Dated February 6, 1987

                                                                February 6, 1987

The Board of Directors
Thermwood Corporation Post Office Box 436 Dale, Indiana   47523

Dear Sirs and Madam:

         I hereby offer to purchase the land and building described in the enclosed proposed lease agreement and land contract for a total purchase price of One Million and Eight Hundred Thousand Dollars ($1,800,0000.00) in cash, on the condition that the Thermwood Corporation agrees to lease such land and building under the terms and conditions set forth in the enclosed lease agreement.

On the condition that such purchase offer is accepted and consummated and such lease agreement is entered into, I further offer to resell such land and building to the Thermwood Corporation under the terms and conditions set forth in the enclosed land contract.

If the aforementioned offers are accepted, please so advise in writing and further advise of a proposed closing time and place for settlement. I suggest that settlement be held at 1:00 p.m. on Friday, February 13, 1987 at your offices in Dale, Indiana.

                                                              Very truly yours,

                                                              /s/ Edgar Mulzer
                                                              Edgar Mulzer

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Enclosures